Exhibit 2

Dear Fellow Associate,
Last week, Elliott Management, a large shareholder requested that Speedway’s parent company, Marathon Petroleum Corporation (MPC) consider strategic options that they believe will optimize our organization’s structure. We shared a letter [LINK] and a new video message from Gary Heminger, which you can find here [LINK].
It is easy to get caught up in speculation or rumors, so I urge you to watch Gary’s latest message and, importantly, to remember that our mission is clear, regardless of the potential distraction brought by these events: we must continue to take care of our millions of customers coast-to-coast, do our jobs safely, and proudly represent the Speedway brand. Our commitment to be the customers’ first choice for value and convenience is what defines our excellence as a company.
I promise that we will share news as we are able. Until then, please avoid distractions and keep your focus on our customers.
Thank you,
/s/ Timothy T. Griffith

Important Additional Information
MPC, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MPC shareholders in connection with the matters to be considered at MPC’s 2020 Annual Meeting. MPC intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from MPC shareholders. MPC shareholders are encouraged to read any such proxy statement and accompanying white proxy card when they become available as they will contain important information. Information regarding the ownership of MPC’s directors and executive officers in MPC shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with MPC’s 2020 Annual Meeting. Information can also be found in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC, and Current Reports on Form 8-K filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MPC with the SEC for no charge on the SEC website, MPC’s website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC’s Investor Relations office.